Exhibit 5.1

Our ref       ELR/772613-000001/19221937v2

Baosheng Media Group Holdings Limited

宝盛传媒集团控股有限公司

Room 901, Block B

Jinqiu International Building, Zhichun Road

Haidian District, Beijing, China

8 February 2021

Dear Sirs

Baosheng Media Group Holdings Limited 宝盛传媒集团控股有限公司

We have acted as Cayman Islands legal advisers to Baosheng Media Group Holdings Limited 宝盛传媒集团控股有限公司 (the "Company") in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, and the related registration statement filed pursuant to Rule 462(b) of the U.S. Securities Act of 1933, as amended (the “Rule 462(b) Registration Statement”) relating to the offering by the Company of 1,000,000 ordinary shares of par value US$0.0005 each (the "Offered Shares") and the ordinary shares underlying the warrants the Company agrees to issue to its underwriter (the “Underlying Shares”) (together, the “Shares”).

We are furnishing this opinion letter as Exhibits 5.1, 23.2 to the Rule 462(b) Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 4 December 2018 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered on 4 December 2018 (the "Pre-IPO Memorandum and Articles").

1.3	The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on July 20, 2020 and effective immediately prior to the completion of the Company’s initial public offering of the Offered Shares (the "IPO Memorandum and Articles").

1.4	The written resolutions of the directors of the Company dated 20 July 2020 (the "Directors' Resolutions").

1.5	The written resolutions of the shareholders of the Company dated 20 July 2020 (the "Shareholders' Resolutions").

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.7	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 22 January 2021 (the "Certificate of Good Standing").

1.8	The Registration Statement.

1.9	The Rule 462(b) Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.4	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.5	Upon the completion of the Company’s initial public offering of the Offered Shares, the Company will not be subject to the requirements of Part XVIIA of the Companies Act (2021 Revision) of the Cayman Islands.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing with the Registrar of Companies under the laws of the Cayman Islands and in good standing with the Registrar of Companies under the laws of the Cayman Islands on 22 January 2021.

3.2	The authorised share capital of the Company, with effect immediately prior to the completion of the Company's initial public offering of its ordinary shares, will be US$50,000 divided into 100,000,000 shares of a par value of US$0.0005 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Rule 462(b) Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

In this opinion the phrase "non-assessable" means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP